AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 17, 1999

                                                   REGISTRATION NO. 333-90587
- ------------------------------------------------------------------------------

                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                           ----------------------


                              AMENDMENT NO. 1
                                     TO
                                  FORM S-3
                           REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933
                           ----------------------

                                 CMGI, INC.
           (Exact name of Registrant as Specified in its Charter)

       DELAWARE                              04-2921333
 (State or Other Jurisdiction of           (I.R.S. Employer
  Incorporation or Organization)           Identification Number)

                               (978) 684-3600
 (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                 Registrant's Principal Executive Offices)

                           ----------------------


                             DAVID S. WETHERELL
        PRESIDENT, CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                                 CMGI, INC.
                           100 BRICKSTONE SQUARE
                        ANDOVER, MASSACHUSETTS 01810
                               (978) 684-3600
             (Name, Address, Including Zip Code, and Telephone
             Number, Including Area Code, of Agent For Service)

                                Copies to:

     WILLIAM WILLIAMS II                      DAVID J. GOLDSCHMIDT, ESQ.
VICE PRESIDENT AND GENERAL COUNSEL     SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
          CMGI, INC.                           919 THIRD AVENUE
     100 BRICKSTONE SQUARE                   NEW YORK, NEW YORK 10022
    ANDOVER, MASSACHUSETTS 01810                 (212) 735-3000
        (978) 684-3600

                           ----------------------

APROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: At such time or times on and after the date on which this Registration Statement becomes effective as the selling stockholders may determine.

                           ----------------------


If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


[FLAG]

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES PURSUANT TO THIS PROSPECTUS UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


Subject to completion, preliminary prospectus dated November 17, 1999

PROSPECTUS



                                 CMGI, INC.



                              4,971,497 SHARES

                                COMMON STOCK

                       -----------------------------



        Selling stockholders who are identified in this prospectus may offer and sell from time to time up to 4,971,497 shares of common stock of CMGI, Inc. by using this prospectus.


                       -----------------------------


        The offering price for the common stock may be the market price for our common stock prevailing at the time of sale, a price related to such prevailing market price, at negotiated prices or such other price as the selling stockholders determine from time to time.


                       -----------------------------


        CMGI's common stock is traded on the Nasdaq National Market under the ticker symbol "CMGI". On November 16, 1999, the last reported sales price of the common stock was $103 3/4 per share.

                       -----------------------------



               INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
                  SEE "RISK FACTORS" BEGINNING ON PAGE 1.


                       -----------------------------



        The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



                                              , 1999




                             TABLE OF CONTENTS

                                                                       Page

RISK FACTORS..............................................................1

CMGI, INC.................................................................7

USE OF PROCEEDS...........................................................8

THE SELLING STOCKHOLDERS..................................................8

PLAN OF DISTRIBUTION......................................................9

LEGAL MATTERS............................................................11

EXPERTS .................................................................12

WHERE YOU CAN FIND MORE INFORMATION ABOUT US.............................12



                                RISK FACTORS

        If you purchase shares of our common stock, you will take on financial risk. In deciding whether to invest, you should carefully consider the following factors, the information contained in this prospectus and the other information that we have referred you to.

        It is especially important to keep these risk factors in mind when you read forward-looking statements. These are statements that relate to future periods and include statements about our:

o expected operating results;
o market opportunities;
o acquisition opportunities;
o ability to compete; and
o stock price.

        Generally, the words "anticipates," "believes," "expects," "intends" and similar expressions identify such forward-looking statements. Forward-looking statements involve risks and uncertainties, and our actual results could differ materially from the results discussed in the forward-looking statements because of these and other factors.

        Forward-looking statements are current only as of the date of this prospectus. We do not have any obligation to inform you if forward-looking statements, or the circumstances they are based on, change.

        As used herein, "CMGI," "we" or "us" refers to CMGI, Inc. and its consolidated subsidiaries.

CMGI MAY NOT HAVE OPERATING INCOME OR NET INCOME IN THE FUTURE.

        During the fiscal year ended July 31, 1999, CMGI had an operating loss of approximately $127 million and net income of approximately $475 million. CMGI may not have operating income or net income in the future. If CMGI continues to have operating losses, CMGI may not have enough money to expand its business in the future.

CMGI MAY HAVE PROBLEMS RAISING MONEY IT NEEDS IN THE FUTURE.

        In recent years, CMGI has financed its operating losses with profits from selling some of the stock of companies in which it had invested. This funding source may not be sufficient in the future, and CMGI may need to obtain funding from outside sources. However, CMGI may not be able to obtain funding from outside sources. In addition, even if CMGI finds outside funding sources, CMGI may be required to issue to such outside sources securities with greater rights than that currently possessed by holders of shares of common stock. CMGI may also be required to take other actions which may lessen the value of our common stock, including borrowing money on terms that are not favorable to CMGI.

CMGI'S SUCCESS DEPENDS GREATLY ON INCREASED USE OF THE INTERNET BY BUSINESS AND INDIVIDUALS.

        CMGI's success depends greatly on increased use of the Internet for advertising, marketing, providing services, and conducting business. Commercial use of the Internet is currently at an early stage of development and the future of the Internet is not clear. In addition, it is not clear how effective advertising on the Internet is in generating business as compared to more traditional types of advertising such as print, television, and radio. Because a significant portion of CMGI's business depends on CMGI's Internet operating company subsidiaries, CMGI's business will suffer if commercial use of the Internet fails to grow in the future.

CMGI MAY INCUR SIGNIFICANT COSTS TO AVOID INVESTMENT COMPANY STATUS AND MAY SUFFER ADVERSE CONSEQUENCES IF DEEMED TO BE AN INVESTMENT COMPANY.

        CMGI may incur significant costs to avoid investment company status and may suffer other adverse consequences if deemed to be an investment company under the Investment Company Act of 1940. Some equity investments in other businesses made by CMGI and its venture subsidiaries may constitute investment securities under the 1940 Act. A company may be deemed to be an investment company if it owns investment securities with a value exceeding 40% of its total assets, subject to certain exclusions. Investment companies are subject to registration under, and compliance with, the 1940 Act unless a particular exclusion or Commission safe harbor applies. If CMGI were to be deemed an investment company, it would become subject to the requirements of the 1940 Act. As a consequence, CMGI would be prohibited from engaging in business or issuing its securities as it has in the past and might be subject to civil and criminal penalties for noncompliance. In addition, certain of CMGI's contracts might be voidable, and a court-appointed receiver could take control of CMGI and liquidate its business.

        Although CMGI's investment securities currently comprise less than 40% of its assets, fluctuations in the value of these securities or of CMGI's other assets may cause this limit to be exceeded. This would require CMGI to attempt to reduce its investment securities as a percentage of its total assets. This reduction can be attempted in a number of ways, including the disposition of investment securities and the acquisition of non-investment security assets. If CMGI sells investment securities, it may sell them sooner than it otherwise would. These sales may be at depressed prices and CMGI may never realize anticipated benefits from, or may incur losses on, these investments. Some investments may not be sold due to contractual or legal restrictions or the inability to locate a suitable buyer. Moreover, CMGI may incur tax liabilities when it sells assets. CMGI may also be unable to purchase additional investment securities that may be important to its operating strategy. If CMGI decides to acquire non-investment security assets, it may not be able to identify and acquire suitable assets and businesses.

CMGI DEPENDS ON CERTAIN IMPORTANT EMPLOYEES, AND THE LOSS OF ANY OF THOSE EMPLOYEES MAY HARM CMGI'S BUSINESS.

        CMGI's performance is substantially dependent on the performance of its executive officers and other key employees, in particular, David S. Wetherell, its chairman, president, and chief executive officer, Andrew J. Hajducky III, its chief financial officer and treasurer, and David Andonian, its president of corporate development. The familiarity of these individuals with the Internet industry makes them especially critical to CMGI's success. In addition, CMGI's success is dependent on its ability to attract, train, retain, and motivate high quality personnel, especially for its management team. The loss of the services of any of CMGI's executive officers or key employees may harm its business. CMGI's success also depends on its continuing ability to attract, train, retain, and motivate other highly qualified technical and managerial personnel. Competition for such personnel is intense.

IN 1999, CMGI'S REVENUE DEPENDED IN LARGE PART ON A SINGLE CUSTOMER AND LOSS OF THAT CUSTOMER COULD SIGNIFICANTLY DAMAGE CMGI'S BUSINESS.

        During the fiscal year ended July 31, 1999, CMGI derived a significant portion of its revenues from a small number of customers. During the fiscal year ended July 31, 1999, sales to CMGI's largest customer, Cisco Systems, Inc., accounted for 36% of CMGI's total revenues and 47% of CMGI's revenues from its fulfillment services business. CMGI believes that it will continue to derive a significant portion of its operating revenues from sales to a small number of customers. CMGI currently does not have any agreements with Cisco which obligate Cisco to buy a minimum amount of products from CMGI or to designate CMGI as their sole supplier of any particular products or services.

CMGI'S STRATEGY OF EXPANDING ITS BUSINESS THROUGH ACQUISITIONS OF OTHER BUSINESSES AND TECHNOLOGIES PRESENTS SPECIAL RISKS.

        CMGI intends to continue to expand through the acquisition of businesses, technologies, products, and services from other businesses. Acquisitions involve a number of special problems, including:

o difficulty integrating acquired technologies, operations, and personnel with the existing business;
o diversion of management attention in connection with both negotiating the acquisitions and integrating the assets;
o strain on managerial and operational resources as management tries to oversee larger operations;
o  exposure to unforeseen liabilities of acquired companies;
o potential issuance of securities in connection with the acquisition which securities lessen the rights of holders of CMGI's currently outstanding securities;
o  the need to incur additional debt; and
o the requirement to record additional future operating costs for the amortization of goodwill and other intangible assets, which amounts could be significant.

        CMGI may not be able to successfully address these problems. Moreover, CMGI's future operating results will depend to a significant degree on its ability to successfully manage growth and integrate acquisitions. In addition, many of CMGI's investments are in early-stage companies with limited operating histories and limited or no revenues. CMGI may not be able to successfully develop these young companies.

GROWING CONCERNS ABOUT THE USE OF "COOKIES" MAY LIMIT OUR ABILITY TO DEVELOP USER PROFILES.

        Web sites typically place small files of information commonly known as "cookies" on a user's hard drive, generally without the user's knowledge or consent. Cookie information is passed to the Web site through the Internet user's browser software. Our technology currently uses cookies to collect information about an Internet user's movement through the Internet. Most currently available Internet browsers allow users to modify their browser settings to prevent cookies from being stored on their hard drive, and a small minority of users are currently choosing to do so. Users can also delete cookies from their hard drive at any time. Some Internet commentators, privacy advocates and governmental bodies have suggested limiting or eliminating the use of cookies. The effectiveness of our technology could be limited by any reduction or limitation in the use of cookies. If the use or effectiveness of cookies is limited, we would likely have to switch to other technology that allows us to gather demographic and behavioral information. This could require significant reengineering time and resources, might not be completed in time to avoid negative consequences to our business, financial condition or results of operations, and might not be possible at all.

IF THE UNITED STATES OR OTHER GOVERNMENTS REGULATE THE INTERNET MORE CLOSELY, CMGI'S BUSINESS MAY BE HARMED.

        Because of the Internet's popularity and increasing use, new laws and regulations may be adopted. These laws and regulations may cover issues such as privacy, pricing and content. The enactment of any additional laws or regulations may impede the growth of the Internet and CMGI's Internet-related business and could place additional financial burdens on CMGI's business.

TO SUCCEED, CMGI MUST RESPOND TO THE RAPID CHANGES IN TECHNOLOGY AND DISTRIBUTION CHANNELS RELATED TO THE INTERNET.

        The markets for CMGI's Internet products and services are
characterized by:

o   rapidly changing technology;
o   evolving industry standards;
o   frequent new product and service introductions;
o   shifting distribution channels; and
o   changing customer demands.

        CMGI's success will depend on its ability to adapt to this rapidly evolving marketplace. CMGI may not be able to adequately adapt its products and services or to acquire new products and services that can compete successfully. In addition, CMGI may not be able to establish and maintain effective distribution channels.

CMGI IS SUBJECT TO INTENSE COMPETITION.

        The market for Internet products and services is highly competitive. Moreover, the market for Internet products and services lacks significant barriers to entry, enabling new businesses to enter this market relatively easily. Competition in the market for Internet products and services may intensify in the future. Numerous well-established companies and smaller entrepreneurial companies are focusing significant resources on developing and marketing products and services that will compete with CMGI's products and services. In addition, many of CMGI's current and potential competitors have greater financial, technical, operational, and marketing resources. CMGI may not be able to compete successfully against these competitors in selling its goods and services. Competitive pressures may also force prices for Internet goods and services down and such price reductions may reduce CMGI's revenues.

CMGI'S STRATEGY OF SELLING ASSETS OF OR INVESTMENTS IN THE COMPANIES THAT CMGI HAS ACQUIRED AND DEVELOPED PRESENTS RISKS.

        A significant element of CMGI's business plan involves selling, in public or private offerings, the companies, or portions of the companies, that it has acquired and developed. Market and other conditions largely beyond CMGI's control affect:

o   CMGI's ability to engage in such sales;
o   the timing of such sales; and
o   the amount of proceeds from such sales.

        As a result, CMGI may not be able to sell some of these assets. In addition, even if CMGI is able to sell, it may not be able to sell at favorable prices. If CMGI is unable to sell these assets at favorable prices, its business will be harmed.

THE VALUE OF CMGI'S BUSINESS MAY FLUCTUATE BECAUSE THE VALUE OF SOME OF ITS ASSETS FLUCTUATES.

        A portion of CMGI's assets include the equity securities of both publicly traded and non-publicly traded companies. In particular, CMGI owns a significant number of shares of common stock of Engage Technologies, Inc., NaviSite, Inc., Lycos, Inc., Yahoo!, Hollywood Entertainment Corporation, Chemdex Corporation, Silknet Software, Inc. and Critical Path, Inc., which are publicly traded companies. The market price and valuations of the securities that CMGI holds in these and other companies may fluctuate due to market conditions and other conditions over which CMGI has no control. Fluctuations in the market price and valuations of the securities that CMGI's holds in other companies may result in fluctuations of the market price of CMGI's common stock and may reduce the amount of working capital available to CMGI.

CMGI'S GROWTH PLACES STRAINS ON ITS MANAGERIAL, OPERATIONAL AND FINANCIAL RESOURCES.

        CMGI's rapid growth has placed, and is expected to continue to place, a significant strain on its managerial, operational and financial resources. Further, as the number of CMGI's users, advertisers and other business partners grows, CMGI will be required to manage multiple relationships with various customers, strategic partners and other third parties. Further growth of CMGI or an increase in the number of its strategic relationships will increase this strain on CMGI's managerial, operational and financial resources, inhibiting CMGI's ability to achieve the rapid execution necessary to successfully implement its business plan. In addition, CMGI's future success will also depend on its ability to expand its sales and marketing organization and its support organization commensurate with the growth of CMGI's business and the Internet.

CMGI MUST DEVELOP AND MAINTAIN POSITIVE BRAND NAME AWARENESS.

        CMGI believes that establishing and maintaining its brand names is essential to expanding its Internet business and attracting new customers. CMGI also believes that the importance of brand name recognition will increase in the future because of the growing number of Internet companies that will need to differentiate themselves. Promotion and enhancement of CMGI's brand names will depend largely on CMGI's ability to provide consistently high-quality products and services. If CMGI is unable to provide high-quality products and services, the value of its brand name may suffer.

CMGI'S QUARTERLY RESULTS MAY FLUCTUATE WIDELY.

        CMGI's operating results have fluctuated widely on a quarterly basis during the last several years, and CMGI expects to experience significant fluctuation in future quarterly operating results. Many factors, some of which are beyond CMGI's control, have contributed to these quarterly fluctuations in the past and may continue to do so. Such factors include:

o   demand for CMGI's products and services;
o payment of costs associated with CMGI's acquisitions, sales of assets and investments;
o   timing of sales of assets;
o   market acceptance of new products and services;
o specific economic conditions in the Internet and direct marketing industries; and
o   general economic conditions.

        The emerging nature of the commercial uses of the Internet makes predictions concerning CMGI's future revenues difficult. CMGI believes that period-to-period comparisons of its results of operations will not necessarily be meaningful and should not be relied upon as indicative of CMGI's future performance. It is also possible that in some fiscal quarters CMGI's operating results will be below the expectations of securities analysts and investors. In such circumstances, the price of CMGI's common stock may decline.

THE PRICE OF CMGI'S COMMON STOCK HAS BEEN VOLATILE.

        The market price of CMGI's common stock has been, and is likely to continue to be, volatile, experiencing wide fluctuations. In recent years, the stock market has experienced significant price and volume fluctuations which have particularly impacted the market prices of equity securities of many companies providing Internet-related products and services. Some of these fluctuations appear to be unrelated or disproportionate to the operating performance of such companies. Future market movements may adversely affect the market price of CMGI's common stock.

CMGI FACES SECURITY RISKS.

        The secure transmission of confidential information over public telecommunications facilities is a significant barrier to electronic commerce and communications on the Internet. Many factors may cause compromises or breaches of the security systems used by CMGI or other Internet sites to protect proprietary information, including advances in computer and software functionality or new discoveries in the field of cryptography. A compromise of security on the Internet would have a negative effect on the use of the Internet for commerce and communications and negatively impact CMGI's business. Security breaches of the activities of CMGI, its customers and sponsors involving the storage and transmission of proprietary information, such as credit card numbers, may expose CMGI to a risk of loss or litigation and possible liability. CMGI cannot assure that its security measures will prevent security breaches.

OWNERSHIP OF CMGI IS CONCENTRATED.

        David S. Wetherell, CMGI's chairman, president, and chief executive officer, beneficially owned approximately 15% of CMGI's outstanding common stock as of October 22, 1999. As a result, Mr. Wetherell possesses significant influence over CMGI on matters including the election of directors. Additionally, Compaq Computer Corporation and its wholly owned subsidiary Digital Equipment Corporation owned approximately 18% of CMGI's outstanding common stock as of October 28, 1999. The concentration of CMGI's share ownership may:

o   delay or prevent a change in control of CMGI;
o impede a merger, consolidation, takeover, or other transaction involving CMGI; or
o discourage a potential acquiror from making a tender offer or otherwise attempting to obtain control of CMGI.

CMGI'S BUSINESS WILL SUFFER IF ANY OF ITS PRODUCTS OR SYSTEMS, OR THE PRODUCTS OR SYSTEMS OF THIRD PARTIES ON WHICH CMGI RELIES, FAIL TO BE YEAR 2000 COMPLIANT.

        Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries distinguishing 21st century dates from 20th century dates in order to be year 2000 compliant. CMGI's products and systems and those of third parties on whom CMGI relies may fail to be year 2000 compliant. CMGI's failure to resolve year 2000 issues may damage its business and expose CMGI to third party liability. If third party equipment or software used in CMGI's business is not year 2000 compliant, CMGI may incur significant unanticipated expenses to remedy such problems. CMGI also relies on vendors, utility companies, telecommunications service companies, delivery service companies and other service providers, each of which may not be year 2000 compliant.

        As of July 31, 1999, CMGI had incurred approximately $3 million in connection with year 2000 compliance and expects to incur an additional $1.5 to $2.0 million. Because of CMGI's recent acquisitions of a number of companies in varying stages of year 2000 compliance assessment and unforeseeable year 2000 expenses, CMGI's year 2000 costs may exceed these estimates.

        NaviSite, a subsidiary of CMGI that hosts and provides application management services, may fail to be year 2000 compliant. NaviSite may be exposed to additional year 2000 risks because its customers, or their outside service providers, have customized much of the customer-provided hardware and software hosted at NaviSite's data centers. NaviSite's customers are responsible for their year 2000 compliance. However, CMGI cannot assure you that NaviSite's customers will be year 2000 compliant. Many of CMGI's majority owned subsidiaries rely on NaviSite in connection with their businesses. NaviSite's failure to be year 2000 compliant may negatively impact these subsidiaries.

CMGI RELIES ON NAVISITE FOR NETWORK CONNECTIVITY.

        CMGI and many of its majority owned subsidiaries rely on NaviSite for network connectivity and hosting of servers. If NaviSite fails to perform such services, CMGI's internal business operations may be interrupted, and the ability of CMGI's majority owned subsidiaries to provide services to customers may also be interrupted. Such interruptions may have an adverse impact on the business and revenues of CMGI and its majority owned subsidiaries.

THE SUCCESS OF CMGI'S GLOBAL OPERATIONS IS SUBJECT TO SPECIAL RISKS AND
COSTS.

        CMGI has begun, and intends to continue, to expand its operations outside of the United States. This international expansion will require significant management attention and financial resources. CMGI's ability to expand offerings of its products and services internationally will be limited by the general acceptance of the Internet and intranets in other countries. In addition, CMGI has limited experience in such international activities. Accordingly, CMGI expects to commit substantial time and development resources to customizing its products and services for selected international markets and to developing international sales and support channels.

        CMGI expects that its export sales will be denominated predominantly in United States dollars. As a result, an increase in the value of the United States dollar relative to other currencies may make CMGI's products and services more expensive and, therefore, potentially less competitive in international markets. As CMGI increases its international sales, its total revenues may also be affected to a greater extent by seasonal fluctuations resulting from lower sales that typically occur during the summer months in Europe and other parts of the world.

CMGI COULD BE SUBJECT TO INFRINGEMENT CLAIMS.

        From time to time, CMGI has been, and expects to continue to be, subject to third party claims in the ordinary course of business, including claims of alleged infringement of intellectual property rights by CMGI. Any such claims may damage CMGI's business by:

o   subjecting CMGI to significant liability for damages;
o   invalidating CMGI's proprietary rights;
o being time-consuming and expensive to defend even if such claims are not meritorious; and
o   resulting in the diversion of management time and attention.

CMGI MAY HAVE LIABILITY FOR INFORMATION RETRIEVED FROM THE INTERNET.

        Because materials may be downloaded from the Internet and subsequently distributed to others, CMGI may be subject to claims for defamation, negligence, copyright or trademark infringement, personal injury, or other theories based on the nature, content, publication and distribution of such materials.

                                 CMGI, INC.

        CMGI develops and operates Internet and fulfillment services companies. CMGI is a Delaware corporation. CMGI previously operated under the name CMG Information Services, Inc. and was incorporated in 1986.

        CMGI's Internet strategy includes the internal development and operation of majority-owned subsidiaries as well as taking strategic positions in other Internet companies that have demonstrated synergies with CMGI's core businesses. CMGI's strategy also envisions and promotes opportunities for synergistic business relationships among the companies within its portfolio. At July 31, 1999, CMGI's majority owned Internet subsidiaries included Activerse Inc., Adsmart Corporation, Blaxxun Interactive, Inc., CMGI Solutions, Inc., Engage Technologies, Inc., iCAST Corporation, Magnitude Network, Inc., MyWay.com (formerly Planet Direct Corporation), Nascent Technologies, Inc., NaviNet, Inc., NaviSite, Inc., Netwright, LLC and ZineZone Corporation. Activerse provides open standard Internet messaging technologies; Adsmart is an online advertising network, providing a comprehensive set of services to advertisers and Web publishers; Blaxxun develops and markets software for Internet multimedia communication; CMGI Solutions and Netwright are technology consulting units; Engage Technologies, which completed its IPO in July 1999, is a provider of profile-based Internet marketing solutions; iCAST was formed to provide both original and syndicated video and audio content and provide an interactive entertainment environment; Magnitude Network provides radio stations with integration of radio and the Internet; MyWay.com provides a Web portal that can be personalized to an individual user's locality, interests, and preferences, and customized for distribution affiliates; Nascent is a developer of value-added, carrier-access software that enables service providers to rapidly launch new services on the World Wide Web; NaviNet, an Internet Access Provider, offers a high-availability national network service for ISPs that want to expand their coverage, capacity, and capabilities through outsourcing; NaviSite, which completed its IPO in October 1999, specializes in e-business outsourcing solutions, including high-end Web hosting and Internet application hosting, monitoring, and management; and ZineZone is a network for people who are avid embracers and early adopters of new forms of entertainment, leisure and technology.

        CMGI maintains investments in three venture funds:

        o       CMG@Ventures I, LLC;
        o       CMG@Ventures II, LLC; and
        o       CMG@Ventures III, LLC.

        CMGI owns 100% of the capital and is entitled to 77.5% to 80% of the net capital gains of these three funds.

        CMGI provides fulfillment services through three wholly owned subsidiaries, SalesLink Corporation, InSolutions Incorporated and On-Demand Solutions, Inc. SalesLink's services are also provided through its subsidiary, Pacific Direct Marketing Corporation. CMGI's fulfillment services offerings include product and literature fulfillment, supply chain management, telemarketing, and outsourced e-business program management. In May 1999, CMGI completed the sale of its subsidiary, CMG Direct Corporation to Marketing Services Group, Inc. At the time, CMG Direct comprised the Company's lists and database services segment.

        During the first quarter of fiscal year 2000, CMGI completed the acquisitions of AltaVista Company and Signatures Network, Inc. and announced definitive agreements to acquire AdForce, Inc., AdKnowledge Inc., and Flycast Communications Corporation. The AdForce, AdKnowledge and Flycast acquisitions are subject to customary conditions, including regulatory approval and target company shareholder approval. AltaVista is an online media and commerce network that integrates Internet technology and services to deliver fast, relevant results for both individuals and Web-based businesses; Signatures Network is a music and celebrity licensing and event merchandising company; AdForce is a provider of centralized online advertising services; AdKnowledge, which will become a wholly owned subsidiary of Engage Technologies, is a provider of complete Web marketing management services focused entirely on the needs of on line marketers and agencies; and Flycast is a provider of Web-based direct response advertising solutions to advertisers.

        CMGI has adopted a strategy of seeking opportunities to realize gains through the selective sale of investments or having separate subsidiaries or affiliates sell minority interests to outside investors. CMGI believes that this strategy provides the ability to increase stockholder value as well as provide capital to support the growth in CMGI's subsidiaries and investments. CMGI expects to continue to develop and refine the products and services of its businesses, with the goal of increasing revenue as new products are commercially introduced and to continue to pursue the acquisition of or the investment in, additional Internet and fulfilment service companies.

        Our principal executive office is located at 100 Brickstone Square, Andover, Massachusetts 01810 and our telephone number is (978) 684-3600.


                              USE OF PROCEEDS

        We will not receive any proceeds from the sale of the shares of common stock being sold by the selling stockholders pursuant to this prospectus. The selling stockholders will receive all of the net proceeds from any sale of the shares of common stock being sold by the selling stockholders pursuant to this prospectus.


                          THE SELLING STOCKHOLDERS

        The selling stockholders are investors in the Series C Convertible Preferred Stock. The shares of common stock offered hereby are issuable to the selling stockholders upon conversion of shares of the Series C Convertible Preferred Stock held by such selling stockholders. As of November 1, 1999, the 375,000 shares of Series C Convertible Preferred Stock would be initially convertible into 4,722,215 shares of common stock.

        The following table sets forth as of November 1, 1999, the name of each selling stockholder, the number of shares of our common stock beneficially owned by each selling stockholder and the number of shares of common stock which may be sold from time to time by such selling stockholder pursuant to this prospectus. Except as described below, each selling stockholder has sole voting and investment power with respect to the shares of common stock set forth in the table. The table has been prepared on the basis of the information furnished to us by or on behalf of each of the selling stockholders. As of November 15, 1999, there were approximately 118,669,438 shares of our common stock outstanding.


                                             NUMBER OF SHARES              NUMBER OF SHARES
                                             OF COMMON STOCK               OF COMMON STOCK
                                              OWNED PRIOR TO                    TO BE
         SELLING STOCKHOLDERS                 THIS OFFERING              REGISTERED HEREBY(1)
         --------------------                ----------------            --------------------

Wingate Capital Ltd.(2)                          762,051                           720,164
Fisher Capital Ltd.(2)                         1,191,913                         1,126,394
Westgate International, L.P.(3)                  521,581                           549,252
The Liverpool Limited Partnership(3)             521,581                           549,252
Leonardo, L.P.                                 1,048,298                         1,113,191
AGR Halifax Fund, Ltd.                            36,992                            39,281
Harbourton Enterprises                            61,648                            65,466
Surfside Investment Company                       12,335                            13,098
RGC International Investors, LDC(4)            2,022,468                           662,867
Halifax Fund, L.P.(5)                            125,914                           132,532

(1) The shares of common stock to be registered hereby are calculated assuming that all of the shares of Series C Convertible Preferred Stock are converted immediately prior to the maturity date at the applicable tranche conversion price as of November 1, 1999 described in the "Plan of Distribution -- Terms of the Series C Convertible Preferred Stock," plus the maximum number of shares of common stock as of November 1, 1999 which CMGI would be obligated to issue as dividends if it elected to make each semiannual dividend payment through an adjustment to the liquidation preference per share of the Series C Convertible Preferred
    Stock. The actual number of shares of common stock offered hereby and included in the Registration Statement of which this prospectus forms a part includes, pursuant to Rule 416 under the Securities Act, such additional number of shares of common stock which may be issuable upon conversion of the Series C Convertible Preferred Stock to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Citadel Limited Partnership is the trading manager of each of Wingate
    Capital Ltd. and Fisher Capital Ltd. the (the "Citadel Entities") and consequently has voting control and investment discretion over securities held by the Citadel Entities. The ownership for each of the Citadel Entities does not include the ownership information for the other Citadel Entity. Citadel Limited Partnership and each of the Citadel Entities each disclaims beneficial ownership of the securities held by the other Citadel Entities. The number of shares of common stock listed as being beneficially owned by Wingate Capital Ltd.
    includes, as of November 1, 1999, 78,000 shares of common stock and the number of shares of common stock listed as being beneficially owned by Fisher Capital Ltd. includes, as of November 1, 1999, 122,000 shares of common stock.

(3) Westgate International, L.P. shares voting and investment power with its investment manager, Martley International, Inc. ("Martley"). The
    Liverpool Limited Partnership is managed by an affiliate of Martley.
    Each of Westgate International, L.P. and The Liverpool Limited
    Partnership disclaim any beneficial ownership interest in the other's shares.

(4) The shares of common stock beneficially held include 1,392,771 shares of common stock issuable upon conversion of CMGI's Series B Convertible
    Preferred Stock held by RGC International Investors, LDC.

(5) The investment manager of Halifax Fund, L.P. is the Palladin Group,
    L.P. with which it shares investment and voting power.


        Pursuant to the terms of the Certificate of Designations, Preferences and Rights governing the Series C Convertible Preferred Stock, the shares of Series C Convertible Preferred Stock are convertible by a holder of such stock only to the extent that the number of shares of common stock initially issuable upon such conversion, together with the number of shares of common stock already owned by such holder and its affiliates (but not including shares of common stock underlying unconverted shares of the Series C Convertible Preferred Stock or shares of CMGI's Series B Convertible Preferred Stock held by such holder and its affiliates) would not exceed (x) 4.9% of the then outstanding shares of common stock with respect to any shares of Series C Convertible Preferred Stock which are held by any person which also holds shares of CMGI's Series B Convertible Preferred Stock and (y) 9.9% of the then outstanding shares of common stock with respect to any shares of Series C Convertible Preferred Stock which are held by any person which does not also hold any shares of CMGI's Series B Convertible Preferred Stock. CMGI's Series B Convertible Preferred Stock has a similar 4.9% limitation.

        Except as described in the next sentence, none of the selling stockholders listed above has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates. William H. Berkman, a member of our Board of Directors, is a partner in an entity that has a passive limited partnership interest in the majority shareholder of RGC International Investors, LDC. Mr. Berkman's interest represents less than 1% of the limited partnership interests in such shareholder. Because the selling stockholders may offer all or some portion of the above referenced securities pursuant to this prospectus or otherwise, no estimate can be given as to the amount or percentage of such securities that will be held by the selling stockholders upon completion of any such sale. In addition, the selling stockholders identified above may have sold, transferred or otherwise disposed of all or a portion of such securities since November 1, 1999 in transactions exempt from the registration requirements of the Securities Act. The selling stockholders may sell all, part or none of the securities listed above.

        Generally, only selling stockholders identified in the foregoing table who beneficially own the shares of common stock set forth opposite their respective names may sell such offered shares pursuant to the Registration Statement of which this prospectus forms a part. We may from time to time include additional selling stockholders in supplements to this prospectus.


                            PLAN OF DISTRIBUTION

        We previously issued and sold an aggregate of 375,000 shares of our Series C Convertible Preferred Stock to the selling stockholders in a private transaction in exchange for $375 million. This prospectus relates to the offer and sale of the shares of common stock to be received by such selling stockholders when the shares of Series C Convertible Preferred Stock are converted. The shares of common stock offered hereby may be sold from time to time by the selling stockholders, or by their pledgees, donees, distributees, transferees or other successors in interest.

TERMS OF THE SERIES C CONVERTIBLE PREFERRED STOCK

        The following is a brief description of some of the terms of the Series C Convertible Preferred Stock. For a more detailed description of the rights and preferences of the Series C Convertible Preferred Stock prospective investors are directed to the Certificate of Designations, Preferences and Rights of the Series C Convertible Preferred Stock and the Certificate of Correction in respect thereto which have been filed with the Secretary of State of the State of Delaware and which are incorporated herein by reference.

        The Certificate of Designation separates the 375,000 shares of Series C Convertible Preferred Stock into three separate tranches of 125,000 shares each designated as "tranche 1," "tranche 2," and "tranche 3." The shares in each tranche have identical rights and preferences to shares in the other tranches, except as to conversion price as set forth below. CMGI will pay a semiannual dividend on the Series C Convertible Preferred Stock of 2% per annum, in arrears, on June 30 and December 30 of each year beginning on December 30, 1999, in cash or, at CMGI's option, through an adjustment to the liquidation preference per share of the Series C Convertible Preferred Stock. Such adjustments, if any, will also increase the number of shares of common stock into which the Series C Convertible Preferred Stock is convertible.

        Each tranche of the Series C Convertible Preferred Stock has a separate conversion price: tranche 1 shares have a conversion price of $91.43 per share; tranche 2 shares have a conversion price of $75.15 per share; and tranche 3 shares have a conversion price of $75.32 per share. The conversion price for each tranche is subject to adjustment for certain actions taken by CMGI as more fully explained in the Certificate of Designation. The Series C Convertible Preferred Stock may be converted into common stock by the holders at any time and automatically converts into common stock on June 30, 2002. Subject to certain limitations, the shares of Series C Convertible Preferred Stock can be converted into shares of common stock by the holders at any time by taking the $1,000 per share initial stated value of such shares of Series C Convertible Preferred Stock, adding to such initial stated value per share any completed or accrued dividend adjustments to the liquidation preference per share of the Series C Convertible Preferred Stock as set forth above, and dividing such sum by the applicable tranche conversion price. On June 30, 2002, any outstanding shares of Series C Convertible Preferred Stock automatically convert into common stock at a conversion price equal to the average of the closing bid prices of the common stock on the ten consecutive trading days ending on the trading day prior to June 30, 2002.

        The Series C Convertible Preferred Stock is redeemable at the option of the holders upon the occurrence of certain events.

MANNER OF DISTRIBUTION OF COMMON STOCK ACQUIRED UPON CONVERSION OF SERIES C CONVERTIBLE PREFERRED STOCK

        The selling stockholders or their respective pledgees, donees, transferees or other successors in interest may sell the shares of common stock offered hereby by delivery of this prospectus from time to time in one or more transactions (which may involve block transactions) on the Nasdaq National Market or on such other market on which our common stock may from time to time be trading, may sell the shares offered hereby in privately negotiated transactions, may sell shares of common stock short and (if such short sales were effected pursuant hereto and a copy of this prospectus delivered therewith) deliver the shares offered hereby to close out such transactions, may engage in the sale of such shares through equity-swaps or the purchase or sale of options, may pledge the shares offered hereby to a broker or dealer or other financial institution, and upon default, the broker or dealer may effect sales of the pledged shares by delivery of this prospectus or as otherwise described herein or any combination thereof. The sale price to the public may be the market price for our common stock prevailing at the time of sale, a price related to such prevailing market price, at negotiated prices or such other price as the selling stockholders determine from time to time. The shares offered hereby may also be sold pursuant to Rule 144 under the Securities Act without delivery of this prospectus. The selling stockholders shall have the sole discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

        The selling stockholders or their respective pledgees, donees, transferees or other successors in interest may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. There can be no assurance that all or any part of the shares offered hereby will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered hereby, may be deemed "underwriters" as that term is defined under the Securities Act or the Securities Exchange Act of 1934, as amended, or the rules and regulations promulgated thereunder.

        The selling stockholders, alternatively, may sell all or any part of the shares offered hereby through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If a selling stockholder enters into such an agreement or agreements, the relevant details will be set forth in a supplement or revisions to this prospectus.

        To the extent required, we will amend or supplement this prospectus to disclose material arrangements regarding the plan of distribution.

        To comply with the securities laws of certain jurisdictions, the shares offered by this prospectus may need to be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.

        Under applicable rules and regulations promulgated under the Exchange Act, any person engaged in a distribution of the shares of common stock covered by this prospectus may be limited in its ability to engage in market activities with respect to such shares. The selling stockholders, for example, will be subject to the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including, without limitation, Regulation M, which provisions may restrict certain activities of the selling stockholders and limit the timing of purchases and sales of any shares of common stock by the selling stockholders. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. The foregoing may affect the marketability of the shares offered by this prospectus.

        We have agreed to pay certain expenses of the offering and issuance of the shares of common stock covered by this prospectus, including the printing, legal and accounting expenses we incur and the registration and filing fees imposed by the Commission and the Nasdaq National Market. The selling stockholders will be indemnified by CMGI against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. CMGI will be indemnified by the selling stockholders against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

        Upon a sale of common stock pursuant to this Registration Statement of which this prospectus forms a part, the common stock will be freely tradable in the hands of persons other than affiliates of CMGI. We will not pay brokerage commissions or taxes associated with sales by the selling stockholders.

        The selling stockholders have agreed to suspend sales upon notification that certain actions, such as amending or supplementing this prospectus, are required in order to comply with federal or state securities laws.


                               LEGAL MATTERS

        The validity of the issuance of the common stock covered by this prospectus will be passed upon for CMGI by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, special counsel for CMGI in this transaction.

                                  EXPERTS

        The consolidated financial statements of CMGI as of July 31, 1999 and 1998, and for each of the years in the three-year period ended July 31, 1999 have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon authority of said firm as experts in accounting and auditing.

        The financial statements of AltaVista Company for each of the years in the three-year period ended December 31, 1998, the financial statements of Zip2 for each of the years in the three-year period ended December 31, 1998, and the financial statements of Shopping.com for each of the years in the two-year period ended January 31, 1999, have been incorporated by reference herein in reliance upon the reports of PricewaterhouseCoopers LLP, independent accountants, given the authority of said firm as experts in auditing and accounting. The financial statements of Shopping.com as of the year ended January 31, 1997, have been incorporated by reference herein in reliance upon the report of Singer Lewak Greenbaum & Goldstein LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.


                WHERE YOU CAN FIND MORE INFORMATION ABOUT US

        We file annual, quarterly and special reports, proxy statements, information statements and other information with the Commission. You can inspect and copy any such information we file with the Commission at the public reference facilities the Commission maintains at:

        Room 1024, Judiciary Plaza
        450 Fifth Street, N.W.
        Washington, D.C. 20549

        and at the SEC's Regional Offices located at:

        Suite 1400, Northwestern Atrium Center
        500 West Madison Street
        Chicago, Illinois  60661

        and

        13th Floor, Seven World Trade Center
        New York, New York  10048

and you may also obtain copies of such material by mail from the Public Reference Section of the Commission at:

        450 Fifth Street, N.W.
        Washington, D.C.  20549

at prescribed rates. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms.

        The Commission also maintains a Web site on the World Wide Web, the address of which is http://www.sec.gov. That site also contains our annual, quarterly and special reports, proxy statements, information statements and other information. Our annual, quarterly and special reports, proxy statements, information statements and other information concerning CMGI may also be inspected at the offices of the Nasdaq Stock Market, Reports Section, at:

               1735 K Street, N.W.
               Washington, D.C.  20006.

        This prospectus is part of a Registration Statement filed by us with the Commission. It does not contain all the information included or incorporated by reference in the Registration Statement. The full
Registration Statement can be obtained from the Commission as indicated above or from us.

        The Commission allows us to "incorporate by reference" information from other documents that we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the sale of all the shares of common stock covered by this prospectus:

        o Annual Report on Form 10-K for the year ended July 31, 1999, filed with the Commission on October 29, 1999;

        o Current Report on Form 8-K (June 29, 1999) filed with the Commission on August 12, 1999;

        o Current Report on Form 8-K (August 18, 1999) filed with the Commission on September 2, 1999, as amended by the Current Report on Form 8-K/A (August 18, 1999) filed with the Commission on November 1, 1999, and as amended further by the Current Report on Form 8-K/A (August 18, 1999) filed with the Commission on November 17, 1999;

        o Current Report on Form 8-K (September 3, 1999) filed with the Commission on September 3, 1999;

        o Current Report on Form 8-K (September 20, 1999) filed with the Commission on September 27, 1999;

        o Current Report on Form 8-K (September 23, 1999) filed with the Commission on October 1, 1999; and

        o The description of our common stock contained in our Registration Statement on Form 8-A, filed with the Commission on January 11, 1994 (File No. 000-23262).

        You may request a copy of these filings, at no cost, by writing or telephoning us using the following contact information:

               Catherine Taylor
               Director, Investor Relations
               CMGI, Inc.
               100 Brickstone Square
               First Floor
               Andover, MA 01810
               (978) 684-3600

        You should rely only on the information incorporated by reference, provided in this prospectus or any supplement or that we have referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. However, you should realize that the affairs of CMGI may have changed since the date of this prospectus. This prospectus will not reflect such changes. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

                                  PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        Expenses in connection with the offering of the shares will be borne by the Registrant and are estimated as follows:

               Commission registration fee.....................  $147,676
               Legal fees and expenses.........................    75,000
               Accounting fees and expenses....................    10,000
               Miscellaneous expenses..........................    10,000
                                                                 --------
                  Total........................................  $242,676
                                                                 ========


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 145 of the Delaware General Corporation Law grants the Registrant the power to indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, provided, however, no indemnification shall be made in connection with any proceeding brought by or in the right of the Registrant where the person involved is adjudged to be liable to the Registrant except to the extent approved by a court.
Article VII of the Registrant's Restated By-laws provides that the Registrant shall, to the fullest extent permitted by applicable law, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was, or has agreed to become, a director or officer of the Registrant, or is or was serving at the written request of the Registrant, as a director, officer, trustee, partner, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnification provided for in Article VII of the Registrant's Restated By-laws is expressly not exclusive of any other rights to which those seeking indemnification may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and shall inure to the benefit of the heirs, executors and administrators of such persons. Article VII of the Registrant's Restated By-laws also provides that the Registrant shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant, as a director, trustee, partner, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against and incurred by such person in any such capacity.

        Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, Article EIGHTH of the Registrant's Restated Certificate of Incorporation eliminates a director's personal liability for monetary damages to the Registrant and its stockholders for breaches of fiduciary duty as a director, except in circumstances involving a breach of a director's duty of loyalty to the Registrant or its stockholders, acts or omissions not in good faith, intentional misconduct, knowing violations of the law, self-dealing or the unlawful payment of dividends or repurchase of stock.

        The Registrant maintains an insurance policy on behalf of itself and its subsidiaries, and on behalf of the directors and officers thereof, covering certain liabilities which may arise as a result of the actions of such directors and officers.

        The Registrant has entered into agreements with all of its directors affirming the Registrant's obligation to indemnify them to the fullest extent permitted by law and providing various other protections.


ITEM 16.  EXHIBITS

  Exhibit No.                           Description
  -----------                           -----------

3.1            Restated Certificate of Incorporation of CMGI, Inc. Filed as
               Exhibit 4.1 to CMGI Inc.'s Registration Statement on Form S-3 (File No. 333-85047) filed with the Commission on August 12, 1999.

3.2 Restated By-laws of CMGI, Inc. Filed as Exhibit 3.2 to CMGI, Inc.'s Registration Statement on Form S-1 (File No. 33-71518) filed with the Commission on November 10, 1993.

4.1 Securities Purchase Agreement, dated June 29, 1999, by and among CMGI, Inc. and the persons named on the signature pages thereto. Filed as Exhibit 99.1 to the Current Report on Form 8-K filed with the Commission on July 7, 1999.

4.2 Registration Rights Agreement, dated June 29, 1999, by and among CMGI, Inc. and the persons named on the signature pages thereto. Filed as Exhibit 99.2 to the Current Report on Form 8-K filed with the Commission on July 7, 1999.

4.3 Certificate of Designations, Preferences and Rights of the Series C Convertible Preferred Stock of CMGI, Inc. Filed as
               Exhibit 99.3 to the Current Report on Form 8-K filed with the Commission on July 7, 1999.

4.4 Certificate of Correction to the Certificate of Designations, Preferences and Rights of the Series C Convertible Preferred Stock of CMGI, Inc. Filed as Exhibit
               99.4 to the Current Report on Form 8-K filed with the Commission on July 7, 1999.

5.1 Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to the validity of the common stock being registered hereby. Filed as Exhibit 5.1 to CMGI, Inc.'s Registration Statement on Form S-3 (File No. 333-90587) filed with the Commission on November 9, 1999.

23.1           Consent of KPMG LLP, independent accountants to CMGI, Inc.

23.2 Consent of Pricewaterhouse Coopers LLP (AltaVista, Zip2 and Shopping.com) independent accountants.

23.3           Consent of Singer Lewak Greenbaum & Goldstein LLP
               (Shopping.com) independent auditors.

23.4 Consent of Skadden, Arps, Slate, Meagher & Flom LLP (contained in Exhibit 5.1, which was part of CMGI, Inc.'s Registration Statement on Form S-3 (File No. 333-90587) filed with the Commission on November 9, 1999).

24.1 Power of Attorney (previously filed as part of CMGI's Registration Statement on Form S-3 (File No. 333-90587) filed with the Commission on November 9, 1999).


ITEM 17.  UNDERTAKINGS

        (a) The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                 SIGNATURES

               Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the Town of Andover, the Commonwealth of Massachusetts, on the 17th day of November, 1999.

                                 CMGI, INC.

                                 By: /s/ Andrew J. Hajducky III
                                     _________________________________
                                     Andrew J. Hajducky III, CPA
                                     Chief Financial Officer and Treasurer


                Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated as of November 17, 1999.


               Signature                               Title
               ---------                               ------

          *                         Chairman of the Board, President and Chief
- ---------------------------------   Executive Officer (Principal Executive
David S. Wetherell                  Officer)


          *                         Chief Financial Officer and Treasurer
- ---------------------------------   (Principal Financial Officer and
Andrew J. Hajducky III, CPA         Principal Accounting Officer)


          *                         Director
- ---------------------------------
William H. Berkman


          *                         Director
- ---------------------------------
Craig D. Goldman


          *                         Director
- ---------------------------------
Avram Miller


          *                         Director
- ---------------------------------
Robert J. Ranalli


          *                         Director
- ---------------------------------
William D. Strecker


- ---------------------------------
*By:  /s/ Andrew J. Hajducky III
      ---------------------------
      Andrew J. Hadjducky III
      Attorney-in-fact




                               Exhibit Index

  Exhibit No.                           Description
  ----------                            -----------

3.1            Restated Certificate of Incorporation of CMGI, Inc. Filed as
               Exhibit 4.1 to CMGI Inc.'s Registration Statement on Form S-3 (File No. 333-85047) filed with the Commission on August 12, 1999.

3.2 Restated By-laws of CMGI, Inc. Filed as Exhibit 3.2 to CMGI, Inc.'s Registration Statement on Form S-1 (File No. 33-71518) filed with the Commission on November 10, 1993.

4.1 Securities Purchase Agreement, dated June 29, 1999, by and among CMGI, Inc. and the persons named on the signature pages thereto. Filed as Exhibit 99.1 to the Current Report on Form 8-K filed with the Commission on July 7, 1999.

4.2 Registration Rights Agreement, dated June 29, 1999, by and among CMGI, Inc. and the persons named on the signature pages thereto. Filed as Exhibit 99.2 to the Current Report on Form 8-K filed with the Commission on July 7, 1999.

4.3 Certificate of Designations, Preferences and Rights of the Series C Convertible Preferred Stock of CMGI, Inc. Filed as
               Exhibit 99.3 to the Current Report on Form 8-K filed with the Commission on July 7, 1999.

4.4 Certificate of Correction to the Certificate of Designations, Preferences and Rights of the Series C Convertible Preferred Stock of CMGI, Inc. Filed as Exhibit
               99.4 to the Current Report on Form 8-K filed with the Commission on July 7, 1999.

5.1 Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to the validity of the common stock being registered hereby. Filed as Exhibit 5.1 to CMGI, Inc.'s Registration Statement on Form S-3 (File No. 333-90587) filed with the Commission on November 9, 1999.

23.1           Consent of KPMG LLP, independent accountants to CMGI, Inc.

23.2 Consent of Pricewaterhouse Coopers LLP (AltaVista, Zip2 and Shopping.com) independent accountants.

23.3           Consent of Singer Lewak Greenbaum & Goldstein LLP
               (Shopping.com) independent auditors.

23.4 Consent of Skadden, Arps, Slate, Meagher & Flom LLP (contained in Exhibit 5.1, which was part of CMGI, Inc.'s Registration Statement on Form S-3 (File No. 333-90587) filed with the Commission on November 9, 1999).

24.1 Power of Attorney (previously filed as part of CMGI's Registration Statement on Form S-3 (File No. 333-90587) filed with the Commission on November 9, 1999).